Exhibit 10.94

February 22, 2013

Mr. James Keegan

RE: Employment Agreement

Dear Mr. Keegan:

On behalf of Lions Gate Entertainment Inc. (the “Company”), this is to confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The terms of Employee’s employment are as follows:

1.    TERM

(a) The term of this agreement (“Agreement”) will begin April 16, 2013 (the “Effective Date”) and end October 15, 2014, subject to extension as provided for in Section 1(b) below and earlier termination as provided in Section 7 below (the “Term”) and provided that Employee’s employment with the Company and its affiliates continues through the Effective Date. Until the Effective Date, the employment agreement dated January 12, 2009, as subsequently amended, between Lions Gate Films Inc. and Employee (the “Prior Agreement”) shall govern the terms and conditions of Employee’s employment. During the Term of this Agreement, Employee will serve as Chief Financial Officer, reporting to the Chief Executive Officer (the “CEO”), currently Jon Feltheimer, or the Company’s designee. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company.

(b) The Company may, at its sole discretion, extend the Term of this Agreement for an additional period, commencing October 16, 2014 and ending April 15, 2016 (the “Option Period”), by giving notice to Employee of its election to extend this Agreement at least ninety (90) days before that date.

(c) So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.

(d) Subject to travel required by Employee’s position and consistent with the reasonable business of the Company, Employee will be based in the Los Angeles, California area.

2.    COMPENSATION

(a) Salary. The following base salary will be paid to Employee during the Term:

(i)	April 16, 2013 through October 15, 2014 – the rate of FIVE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($525,000.00) per year (the

“Base Salary – Initial Term”), payable in accordance with the Company’s normal payroll practices in effect.

(ii)
In the event that the Term is extended for an additional period at the Company’s option (October 16, 2014 through April 15, 2016) in accordance with Section 1(b) above, Employee’s base salary for the Option Period shall be at the rate of FIVE HUNDRED FIFTY THOUSAND DOLLARS ($550,000.00) per year (the “Base Salary – Option Period”), payable in accordance with the Company’s normal payroll practices in effect.

(b) Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.

(c) Bonuses. During the Term, Employee shall be eligible to receive annual performance bonuses based on such Company and/or individual performance criteria as determined by the Compensation Committee (the “CCLG”) of the Board of Directors of Lions Gate Entertainment Corp. (“Lions Gate”), in its discretion and in consultation with the CEO. Except as expressly provided in Section 7(a)(v) below, Employee must be employed with the Company through the end of the Company’s fiscal year to be eligible to receive a bonus for such fiscal year. Any such bonus will be paid as soon as practicable after the end of the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4) (generally within two and one‑half months after the end of the fiscal year for which the bonus is paid).

(d)    Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.    BENEFITS

As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other similarly situated salaried employees of the Company and in all events subject to the terms of such plans. For the sake of clarity, such plans do not include compensation and/or any bonus plans.

4.    VACATION AND TRAVEL

(a) Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of Employee’s supervisor, and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. Employee shall accrue no paid vacation.

(b) Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.

5.     EQUITY

(a) Option. The Company shall request at the first regularly scheduled meeting of the CCLG following the execution of this Agreement that the CCLG approve the grant to Employee of the right to purchase 25,000 shares of Lions Gate common stock (the “Option”) under Lions Gate’s stock incentive plan (such plan or any successor thereto, the “Plan”). Employee acknowledges that this Option is subject to the approval of the CCLG. The award date shall be the date of the CCLG meeting when the Option is approved (the “Award Date”). The Option shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of stock options under the Plan.

Vesting. Subject to Section 5(c) below, the Option shall vest as follows:

(i)	the right to purchase the first 8,334 shares of the Option will vest on the first anniversary of the Award Date;

(ii)	the right to purchase an additional 8,333 shares of the Option will vest on the second anniversary of the Award Date;

(iii)	the right to purchase the final 8,333 shares of the Option will vest on the third anniversary of the Award Date.

(b) Second Option. In the event that the Term is extended for the Option Period in accordance with Section 1(b) above, the Company shall request at the first regularly scheduled meeting of the CCLG following October 16, 2014 that the CCLG approve the grant to Employee of the right to purchase an additional 25,000 shares of Lions Gate common stock (the “Second Option”) under the Plan. Employee acknowledges that this Second Option is subject to the approval of the CCLG. The award date shall be the date of the CCLG meeting when the Second Option is approved (the “Second Award Date”). The Second Option shall be evidenced by and subject to the terms of an award agreement in the form generally then used by the Company to evidence grants of stock options under the Plan.

Vesting. Subject to Section 5(c) below, the Second Option shall vest as follows:

(i)	the right to purchase the first 8,334 shares of the Second Option will vest on the first anniversary of the Second Award Date;

(ii)	the right to purchase an additional 8,333 shares of the Second Option will vest on the second anniversary of the Second Award Date;

(iii)	the right to purchase the final 8,333 shares of the Second Option will vest on the third anniversary of the Second Award Date.

(c) Continuance of Employment. The vesting schedules in Sections 5(a) and (b) above require Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Option (and the Second Option, if granted) and the rights and benefits thereto.

(d) Acceleration. Notwithstanding anything to the contrary herein, in the event that Employee’s employment hereunder is terminated pursuant to Section 7(a)(ii) below, all options granted pursuant to Sections 5(a) and (b) above prior to the date of termination, to the extent then outstanding and unvested, shall accelerate and immediately become fully vested. Also notwithstanding anything to the contrary herein, in the event that Employee’s employment hereunder is terminated pursuant to Section 7(a)(v) below, any portion of the Option (and the Second Option, if granted) and Prior Grants (as defined below) that is then outstanding and scheduled to vest within the twelve (12) month period following the date of termination shall accelerate and immediately become fully vested on the date of termination. Any portion of the Option (and the Second Option, if granted) and Prior Grants (as defined below) that is unvested after giving effect to the accelerated vesting provisions in this Section 5(d) shall terminate on the date of Employee’s termination of employment.

(e) Effect on Prior Grants. The Option (and the Second Option, if granted) are in addition to, and not in lieu of, any and all grants and options provided for in any and all previous agreements between Employee and the Company (“Prior Grants”). Any and all Prior Grants shall be unaffected by this Agreement, except as set forth in Section 5(d) above.

6.    HANDBOOK

Employee agrees that the Company Employee Handbook outlines other policies in addition to the terms set forth in this Agreement, which will apply to Employee’s employment with the Company, and Employee acknowledges receipt of such handbook. Employee acknowledges and agrees that the Company retains the right to revise, modify or delete any such policy or any employee benefit plan it deems appropriate.

7.    TERMINATION

(a) This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(i)	The mutual written agreement between the Company and Employee;

(ii)	The death of Employee;

(iii)
Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured disability within ten days of written notice;

(iv)	The determination on the part of the Company that “cause” exists for termination of this Agreement. As used herein, “cause” is defined as the occurrence of any of the following:

(A)	Employee’s conviction of a felony or plea of nolo contendere to a felony (other than a traffic violation);

(B)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee; or

(D)	any act of misconduct by Employee having a substantial adverse effect on the business or reputation of the Company;

(v)
Employee is terminated “without cause.” Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)(i)-(iv) above. In the event of a termination “without cause,” subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days after the date the Company provides such release (and Employee’s not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a severance payment equal to 50% of the amount of the Base Salary – Initial Term (or, if such termination occurs during the Option Period, 50% of the amount of the Base Salary - Option Period) that Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term as then in effect had Employee continued to be employed with the Company through such date, but no less than twelve (12) months’ base salary at the rate in effect on the date of termination. Subject to the release provision set forth above, such payment shall be made in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. In addition, if Employee becomes entitled to receive the severance benefits provided in this Section 7(a)(v) and subject to the release requirement set forth herein, Employee shall also be entitled to payment by the Company of any bonus payable pursuant to Section 2(c) on a prorated bassis for the fiscal year in which such termination of employment occurs based on the amount of such fiscal year worked by Employee (any such bonus to be paid at the time provided in Section 2(c) above and no such bonus to be payable for any fiscal year subsequent to the year of termination of employment). The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s payment of the amounts referred to in this Section 7(a)(v), in addition to the accrued obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee.

(b) In the event that this Agreement is terminated pursuant to Sections 7(a)(i)-(iv) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that the Company shall pay to Employee, any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) as of the date of termination. Following the termination of the Term and/or this Agreement for any reason, Sections 9, 10, 11, 12 and 13 shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.

8.    EXCLUSIVITY AND SERVICE

Employee’s services shall be exclusive to the Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.

9.    INTELLECTUAL PROPERTY

(a) Employee agrees that the Company shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, the Company shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with Employee’s employment hereunder.

(b) All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee's full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company's then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under California Labor Code Section 2870.

10.    ASSIGNMENT AND DELEGATION

Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio.

11.    TRADE SECRETS

The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed or otherwise becomes known to the public generally other than by breach of this Agreement by Employee) that this information constitutes the Company’s trade secrets. Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for the Company, as required by applicable law or court order, or if authorized in writing.. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities at any time during or following the Term. In addition, in order to protect any such confidential information, Employee agrees that during the Term and for a period of two (2) years thereafter, Employee will not, directly or indirectly, induce or entice any other executive or employee of the Company to leave such employment.

12.    ARBITRATION

Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be brought within the statute of limitations period applicable to the claim as if that claim were being filed with the judiciary or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment. The Company shall pay for the administrative costs of such hearing and proceeding.

13.    INTEGRATION, AMENDMENT, NOTICE, SEVERABILITY, AND FORUM

(a) This Agreement expresses the binding and entire agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (provided that the Prior Agreement shall continue in effect through the Effective Date as contemplated by Section 1(a) and shall be superseded in its entirety by this Agreement from and after the Effective Date).

(b) All modifications or amendments to this Agreement must be made in writing and signed by both parties.

(c) Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed to the Company at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404 and to Employee at the address set forth above, or to such address as either party may have furnished to the other in writing in accordance herewith.

(d) If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.

(e) This Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall, subject to the arbitration agreement set forth in Section 12 above, be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

14.    SECTION 409A

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

(b)    Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (as defined above), Employee shall not be entitled to any payment or benefits pursuant to Section 7(a)(v) until the earlier of (i) the date which is six (6) months after Employee’s separation from service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of

Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(c)    To the extent that any reimbursements pursuant to the provisions of this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

Please acknowledge your confirmation of the above terms by signing below where indicated.

Very truly yours,

LIONS GATE ENTERTAINMENT INC.

/s/ Wayne Levin
Wayne Levin
Chief Strategic Officer and General Counsel

AGREED AND ACCEPTED
This 22nd day of February 2013

/s/ James Keegan
JAMES KEEGAN